Exhibit 10.10

CIBUS CORP.
NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of _____________ __, 20__, by and between Cibus Corp., a Delaware corporation (the “Company”), and _________________ (the “Optionee”).

1. Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2019 Equity and Incentive Compensation Plan (the “Plan”).

2. Grant of Option.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on _____________ __, 20__, the Company has granted to the Optionee as of _____________ __, 20__ (the “Date of Grant”) an Option Right to purchase _____________ shares of Common Stock (the “Option”) at an Option Price of $_____ per share of Common Stock, which represents at least the Market Value per Share on the Date of Grant (the “Option Exercise Price”).

3. Vesting of Option.

(a) One-third (1/3rd) of the Option (unless terminated as hereinafter provided) shall become exercisable on the one year anniversary of the Date of Grant (the “First Vesting Date”), if the Optionee shall have been in the continuous employ of the Company or any Subsidiary until such date, and the remaining two-thirds (2/3rd) of the Option shall become exercisable in substantially equal installments on each month anniversary of the First Vesting Date for the 24 successive months following the First Vesting Date, if the Optionee shall have been in the continuous employ of the Company or any Subsidiary until each such date (the period from the Date of Grant until _____________ __, 20__, the “Vesting Period”).  For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Optionee’s employment with the Company or a Subsidiary.  Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b) Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall become immediately exercisable in full if the Optionee’s employment with the Company or a Subsidiary is terminated due to the Optionee’s death or Disability during the Vesting Period.

(c) Notwithstanding Section 3(a) above, in the event of a Change in Control, the Option shall vest and become exercisable in accordance with Section 5 below.

4. Termination of the Option.  The Option shall terminate on the earliest of the following dates:

(a) 30 days after the Optionee’s termination of employment, unless such termination of employment is a result of (i) the Optionee’s death or Disability as described in Section 4(b) or 4(c), (ii) a termination of employment by the Company or any Subsidiary without Cause or by the Optionee for Good Reason not occurring after a Change in Control as described in Section 4(d), (iii) a termination of employment for Cause as described in Section 4(f), or (iv) the Optionee’s termination of employment by the Company or any Subsidiary without Cause or by the Optionee for Good Reason after a Change in Control as described in Section 4(e);

(b) One year after the Optionee’s death if such death occurs while the Optionee is employed by the Company or any Subsidiary;

(c) One year after the Optionee’s termination of employment with the Company or a Subsidiary due to Disability;

(d) Ninety days after the Optionee’s termination of employment by the Company or any Subsidiary without Cause or by the Optionee with Good Reason that does not occur after a Change in Control;

(e) One year after the Optionee’s termination of employment by the Company or any Subsidiary without Cause or by the Optionee for Good Reason occurring after a Change in Control;

(f) The date of the Optionee’s termination of employment by the Company or any Subsidiary for Cause; or

(g) Seven years from the Date of Grant.

5. Effect of Change in Control.

(a) Notwithstanding Section 3(a) above, if at any time before the Option is fully vested or forfeited, and while the Optionee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the unvested portion of the Option shall become immediately exercisable, except to the extent that a Replacement Award is provided to the Optionee in accordance with Section 5(b) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”).

(b) For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based stock options) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Section 5(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c) If, after receiving a Replacement Award, the Optionee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Optionee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining Vesting Period, the Replacement Award shall become fully exercisable with respect to the stock option covered by such Replacement Award upon such termination.

6. Exercise and Payment of Option.  To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in shares of Common Stock by the Optionee giving notice to the Company specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Exercise Price for such shares of Common Stock.  The Option Exercise Price shall be payable (a) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company by the Optionee of nonforfeitable, unrestricted shares of Common Stock of the Company owned by the Optionee and having an aggregate fair market value at the time of exercise of the Option equal to the total Option Price of the shares of Common Stock which are the subject of such exercise, (c) by a net exercise method as described in the Plan, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee.

7. Transferability, Binding Effect.  Subject to Section 15 of the Plan, the Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and in no event shall this award be transferred for value.

8. Definitions.

(a) “Cause” shall have the meaning of “Cause” in any employment agreement between the Optionee and the Company or any Subsidiary, or if the Optionee is employed by the Company or any Subsidiary other than pursuant to an employment agreement, shall mean (i) a material breach by the Optionee of any agreement (other than restrictive covenant agreement) then in effect between the Optionee and the Company; (ii) a breach by the Optionee of any restrictive covenant agreement then in effect between the Optionee and the Company; (iii) the Optionee’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or any equivalent conviction or plea under non-U.S. law; (iv) any material violation or breach by the Optionee of the Company’s Code of Business Conduct and Ethics, as in effect from time to time, as determined by the Board; (v) the Optionee’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person; or (vi) the Optionee’s willful and continued failure to substantially perform the duties associated with the Optionee’s position (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness), which failure has not been cured within 30 days after a written demand for substantial performance is delivered to the Optionee by the Board or an executive officer of the Company, as appropriate for the Optionee’s position, which demand specifically identifies the manner in which the Board or such officer, as applicable, believes that the Optionee has not substantially performed his duties.

(b) “Disability” shall mean that the Optionee, because of accident, disability, or physical or mental illness, is incapable of performing Optionee’s duties to the Company or any Subsidiary, as determined by the Board.  Notwithstanding the foregoing, the Optionee will be deemed to have become incapable of performing the Optionee’s duties to the Company or any Subsidiary, if the Optionee is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c) “Good Reason” shall have the meaning and conditions set forth for “Termination for Good Reason” or “Good Reason” in any employment agreement between the Optionee and the Company or any Subsidiary, or if the Optionee is employed by the Company or any Subsidiary other than pursuant to an employment agreement, means, with respect to the Optionee, the occurrence of any one or more of the following events at any time during the Optionee’s employment with the Company or any of its Affiliates:

(i) a material reduction in either the Optionee’s base salary or the Optionee’s target annual incentive compensation amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10%;

(ii) a material diminution in the Optionee’s authority, duties or responsibilities;

(iii) any material breach of this Agreement by the Company or any of its Affiliates; or

(iv) the involuntary relocation of the Optionee’s principal place of employment to a location more than 50 miles beyond the Optionee’s principal place of employment as of the Date of Grant.

Notwithstanding the foregoing no termination shall be deemed to be for Good Reason unless (A) the Optionee provides the Company or the applicable Affiliate with written notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within 60 days following the occurrence thereof, (B) the Company or the applicable Affiliate does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within 30 days following receipt of the notice described in the preceding clause (A), and (C) the Optionee terminates employment within 30 days following the end of the cure period specified in clause (B), above.  The Optionee may not invoke termination for Good Reason if Cause exists at the time of such termination.

9. No Dividend Equivalents.  The Optionee shall not be entitled to dividend equivalents with respect to the Option or the shares of Common Stock underlying the Option.

10. Detrimental Activity and Recapture.

a)       In the event that, as determined by the Committee, the Optionee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the Option covered by this Agreement will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.  For purposes of this Agreement, “Detrimental Activity” means any conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Optionee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(b) If a Restatement occurs and the Committee determines that the Optionee is personally responsible for causing the Restatement as a result of the Optionee’s personal misconduct or any fraudulent activity on the part of the Optionee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Option (and the shares of Common Stock underlying the Option) awarded to the Optionee for some or all of the years covered by the Restatement.  The amount of the Option (and the shares of Common Stock underlying the Option) recovered by the Company shall be limited to the amount by which such Option (and the shares of Common Stock underlying the Option) exceeded the amount that would have been awarded to the Optionee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.  The Committee shall also determine whether the Company shall effect any recovery under this Section 10(b) by: (i) seeking repayment from the Optionee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Optionee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Optionee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives.  For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

11. Clawback.  Notwithstanding anything to the contrary, if the Optionee breaches any of the Optionee’s obligations under any non-competition, confidentiality or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary (the “Restrictive Covenant Agreement”), to the extent permissible by local law, the Optionee shall forfeit any portion of the Option that has not become exercisable and any portion of the Option that has become exercisable, but has not yet been exercised.  In addition, in the event that the Optionee breaches the Restrictive Covenant Agreement, if the Company shall so determine, the Optionee shall, promptly upon notice of such determination (a) return to the Company all of the shares of Common Stock that the Optionee has not disposed of that were issued upon exercise of any portion of the Option that became exercisable pursuant to this Agreement, and (b) with respect to any shares of Common Stock so issued upon exercise under this Agreement that the Optionee has disposed of, pay to the Company in cash the difference between the Option Price and the aggregate Market Value per Share of those shares of Common Stock on the date of exercise, in each case as reasonably determined by the Company.  To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

12. Adjustments.  The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made to or benefit realized by the Optionee or other person under the Option, and the amounts available to the Company for such withholding are insufficient, unless otherwise determined by the Committee, the Company shall withhold, upon exercise of a vested Option, an amount of shares of Common Stock underlying the vested Option with a fair market value (measured as of the applicable tax date for such shares) equal to the amount of applicable withholding taxes (the “Share Withholding Method”); provided, however, that the amount of the shares of Common Stock underlying the vested Option so withheld shall not exceed the amount necessary to satisfy the Company‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that could be applicable to supplemental taxable income unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by the Committee, and (c) the total amount withheld does not exceed the Optionee’s estimated tax obligations attributable to the applicable transaction.  For Optionees who are not subject to Section 16 of the Exchange Act, should the any portion of the Option vest under this Agreement when the Share Withholding Method is not available, then the withholding taxes shall be collected from the Optionee through either of the following alternatives: (i) the Optionee’s delivery of his or her separate check payable to the Company in the amount of such withholding taxes; or (ii) the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Optionee, provided and only if (x) such a sale is permissible under the Company’s trading policies governing the sale of shares of Common Stock, (y) the Optionee makes an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (z) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

14. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.  The Option shall not be exercisable if such exercise would involve a violation of any law.

15. No Right to Future Awards or Employment.  The Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.  The Option award and any related payments made to the Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained herein will confer upon the Optionee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Optionee’s employment or other service at any time.

16. Relation to Other Benefits.  Any economic or other benefit to the Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

17. Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially adversely affect the Optionee’s rights with respect to the Option without the Optionee’s consent and the Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

18. Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

19. Relation to Plan.  The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.  Notwithstanding anything in this Agreement to the contrary, (a) the Optionee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s compensation clawback policy in effect as of the Date of Grant and from time to time thereafter, including any amendments thereto specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Common Stock may be traded) and (b) nothing in this Agreement prevents the Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity the Optionee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

20. Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Option and the Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Optionee’s consent to participate in the Plan by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21. Governing Law.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

22. Successors and Assigns.  Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

23. Acknowledgement.  The Optionee acknowledges that the Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

24. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

[SIGNATURES ON FOLLOWING PAGE]

CIBUS CORP.

By:
Name:
Title:

Optionee Acknowledgment and Acceptance

By:
Name:
Title: